FOR IMMEDIATE RELEASE

Contact:
Larry Kelley
President and CEO
One Price Clothing Stores, Inc.
(864)-486-6220

ONE PRICE CLOTHING FOUNDER AND CHAIRMAN TO RETIRE

             Two Prominent Apparel Industry Executives to Join Board

DUNCAN, S.C., April 29, 1998 - One Price Clothing Stores, Inc. (NASDAQ: ONPR) today announced that Henry D. Jacobs, Jr., 64, founder and Chairman of the Board of the Company, plans to retire from the Board following the Company's annual meeting of shareholders, scheduled for June 10, 1998. Leonard M. Snyder, former Chairman and Chief Executive Officer of Lamonts Apparel, Inc. and a former senior executive of Allied Stores, has been appointed to the Board with the intention of appointing him Chairman following the annual meeting. The Company also announced that Warren Flick, who recently retired as President and Chief Operating Officer of U.S. Kmart's more than 2,100 traditional discount retail stores, has agreed to be a nominee for election to the Board at the upcoming meeting of shareholders.

After growing One Price Clothing to more than 600 stores and $300 million in sales, Jacobs, who founded One Price Clothing in 1984, is retiring in order to fulfill his longstanding desire to spend more time with family and a variety of other outside interests. These priorities contributed to Jacobs' decision to retire as President and Chief Executive Officer of the Company one year ago and to the appointment of Larry I. Kelley to these positions following an extensive search.

In announcing his retirement, Jacobs, who owns 20 percent of the Company's stock, voiced his confidence that "the Company's niche in the marketplace, coupled with its current strategy, should lead to continued growth for the Company in the future. As the Company's largest shareholder, I continue to have a vested interest in its success."

Regarding the Company's current position, Jacobs stated, "It is clear from recent results that Larry Kelley and his team have worked very hard to reposition One Price Clothing's merchandise mix and reemphasize its core pricing. We also are fortunate to have a strong and dedicated board of directors representing the shareholders, and the addition of Leonard Snyder and Warren Flick, both outstanding individuals with extensive retail apparel background, will further enhance it."

Leonard Snyder, 50, has more than 25 years of diversified retail experience. From April 1987 until October 1994, Snyder was Chairman and Chief Executive Officer of Lamonts Apparel, Inc., a family apparel retailer in the Pacific Northwest with annual sales of $265 million. Since 1994, Snyder has served as a marketing and management consultant to the retail industry. Prior to his tenure at Lamonts, Snyder held executive positions at Allied Stores, including corporate vice president, where he oversaw all of Allied's Midwest department stores, and President and Chief Executive Officer of Donaldsons, a division of Allied Stores. He currently serves as a director of Monaco Finance, a leading automobile lender.

Warren Flick, 54, retired in December 1997 as President and COO of U.S. Kmart Stores, where he also served as a member of the board of directors of Kmart Corporation, the parent company. In his position as President and COO, Flick was responsible for merchandising, marketing, logistics and store operations. Prior to joining Kmart in 1995, Flick spent the majority of his career at Sears Roebuck and Co., including the last two years as Chairman, President and Chief Executive Officer of Sears de Mexico, an affiliate of Sears Roebuck and Co. Flick also serves on the board of Stride Rite Corp., a leading marketer of children's and family footwear.

Commenting on Mr. Jacobs' retirement, Larry I. Kelley, President and CEO of the Company, said, "Henry's vision and understanding of the off-price business has been the driving force that established One Price Clothing as a leader in the industry. Everyone at One Price Clothing would like to extend our sincere appreciation for his efforts and wish him well in his retirement."

Kelley added, "In recent months, we have taken aggressive actions to return One Price Clothing to profitability by enhancing our merchandising team with several key individuals who have strong off-price backgrounds, closing under-performing stores, tightening control of expenses, improving core operations and simplifying our pricing structure to drive a stronger price/value relationship. I look forward to continuing my collaboration with the Board, and to working together with my management team and all of our One Price Clothing associates as we continue to strengthen the Company as a leader in the low-cost apparel sector and improve our financial performance."

One Price Clothing Stores, Inc. offers first quality, in-season women's and children's apparel and accessories. The Company currently operates 648 stores in 27 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

Private Securities Litigation Reform Act of 1995:
All statements contained in this press release as to future expectations and financial results, including but not limited to, statements containing the words "believe," "anticipates," "expects," and similar expressions, should be considered forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. The Company cautions readers of this release that a number of important factors could cause the Company's actual results in 1998 and beyond to differ materially from those expressed in such forward-looking statements. These factors include, but are not limited to, the general economic conditions and consumer demand; consumer preferences; weather patterns; competitive factors, including pressure from pricing and promotional activities of competitors; the impact of excess retail capacity and the availability of desirable store locations on suitable terms; whether or not the Company's merchandising strategy to offer alternative categories of merchandise at alternative price points will increase sales and operating results or increase and attract new customers; the availability, selection and purchasing of attractive merchandise on favorable terms; credit availability, including adequate levels of credit support provided to certain of the Company's vendors by factors and insurance companies; import risks, including potential disruptions and duties, tariffs and quotas on imported merchandise; and other factors that may be described in the Company's filings with the Securities and Exchange Commission from time to time. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.